Exhibit 99.1

Heinz Reports Second-Quarter EPS of $0.81 before Special Items ($0.73 reported) with 8.3% Sales Growth, Led by Emerging Markets and Global Ketchup

Fiscal 2012 Second-Quarter Results

  Emerging Markets delivered 15.8% organic sales growth (volume plus price) (50.3% reported) and represented 20% of total Company sales
  Globally, ketchup delivered 6.5% organic sales growth (8.9% reported)
  Heinz delivers 26th consecutive quarter of organic sales growth (+1.5%)
  Heinz is on track for Fiscal 2012 constant currency EPS outlook of $3.24 to $3.32, excluding special charges for productivity initiatives

Reconciliations of non-GAAP amounts are set forth in the attached financial tables. Results excluding charges for productivity initiatives represent the Company’s reported results adjusted to exclude charges for workforce reductions, factory closures and other implementation costs taken in Fiscal 2012 to accelerate growth. Organic sales are defined as volume plus price or total sales growth excluding the impact of foreign exchange and acquisitions and divestitures. Operating free cash flow is defined as cash from operations less capital expenditures net of proceeds from disposal of Property, Plant & Equipment. Also, constant currency as used in this press release is defined as the reported amount adjusted for translation (the effect of changes in average foreign exchange rates between the current period and the corresponding prior year) and the impact of current-year foreign currency translation hedges.

PITTSBURGH--(BUSINESS WIRE)--November 18, 2011--H.J. Heinz Company (NYSE:HNZ) today reported second-quarter sales growth of 8.3% and earnings per share of $0.81 before special items ($0.73 reported), led by double-digit organic sales growth and acquisitions in Emerging Markets and strong growth in Global Ketchup. Sales were also driven by organic growth in the Company’s Top 15 brands.

Heinz Chairman, President and CEO William R. Johnson said: “Led by our trio of growth engines – Emerging Markets, Global Ketchup and our Top 15 brands – reported sales grew more than 8 percent and Heinz delivered organic sales growth for the 26th consecutive quarter despite the challenging economic environment in Developed Markets, especially in Australia and U.S. Foodservice. Overall, we saw a combination of continued strength in Emerging Markets, the U.K. and much of Europe, and mixed results in other developed markets, where consumer confidence fell to its lowest level in 30 years.”

Sales in the quarter ended October 26, 2011 grew to $2.83 billion, fueled by Emerging Markets, which delivered 15.8% organic sales growth (50.3% reported). The acquisitions of the Quero® brand in Brazil and the Foodstar business in China increased total Company sales by 5.0% as they continued to perform well.

Globally, ketchup delivered 6.5% organic sales growth (8.9% reported), propelled by pricing across the Company’s markets as well as higher volume in Europe, Latin America and Asia.

The Company’s Top 15 brands delivered 3.0% organic sales growth (12.3% reported), led by Heinz® brand products, Complan® nutritional beverages in India, ABC® soy and chili sauces in Indonesia, and T.G.I. Friday’s® frozen meals in the U.S.

Overall, the Company's organic sales growth of 1.5% reflected a 4.4% increase in net pricing, partially offset by a 2.9% volume decline. Acquisitions, net of divestitures, increased reported sales by 4.4%. Favorable foreign exchange translation rates increased sales by 2.4%.

Second Quarter Results

Excluding special charges, gross profit grew 3.2% to $997 million largely due to higher pricing, acquisitions and the favorable impact from foreign exchange, partially offset by lower volume and higher commodity costs. Gross profit margin excluding special items decreased 180 basis points to 35.2%, half of which was due to weak performance in Australia and U.S. Foodservice. Market inflation on the Company’s commodities was approximately 10% for the quarter. This double-digit inflation was driven by sweeteners, resin, beans and dairy products. Reported gross profit grew 0.4% to $970 million and reported gross profit margin declined 270 basis points to 34.3%.

Excluding special charges, SG&A increased 9.6% to $602 million and increased as a percentage of sales to 21.3%, reflecting increased investments in the business. The higher SG&A primarily reflected the impact of acquisitions, a 9.3% increase in marketing, investments in Emerging Market businesses and incremental investments in Project Keystone -- the Company’s ongoing initiative to harmonize processes and systems on a global scale. Reported SG&A increased 11.4% to $612 million and increased as a percentage of sales to 21.6%.

Excluding special charges, operating income declined 5.2% to $395 million. Reported operating income decreased 14.2% to $358 million.

The effective tax rate for the second quarter was 19.6% excluding special charges (18.0% reported) versus 26.7% a year ago. The lower effective tax rate was primarily due to effective foreign tax planning and the beneficial resolution of a foreign tax case.

Excluding special charges, net income grew 4.4% to $263 million. Including special charges this year, Heinz’s reported net income was $237 million, versus $251 million last year. Earnings per share excluding special charges grew 3.8% to $0.81 from $0.78 a year ago. Higher sales, lower taxes and favorable foreign exchange rates contributed to the $0.03 improvement in EPS. Reported EPS was $0.73 versus $0.78 a year ago. Heinz generated $131 million of operating free cash flow in the quarter.

Productivity Investments

As the Company announced on May 26, 2011, Heinz is incurring special charges in Fiscal 2012 for initiatives to improve global productivity and manufacturing efficiency. At that time, the cost impact of these projects was estimated to be $160 million at operating income, $130 million of cash flow and $0.35 of EPS. In the second quarter, Heinz recorded pre-tax charges of $37 million, $18 million of cash flow and $0.08 per share related to these initiatives. The Company believes it is on track with these projects in terms of timing, cost and benefits.

In order to further address the difficult environment in which the Company is operating, additional initiatives were approved by the Heinz Board of Directors in November. As a result, the Company expects to close another three factories worldwide. In the aggregate, these projects are expected to increase total special charges for the year by $55 million pre-tax, $20 million of cash flow and $0.15 per share. Certain projects included in the plan are subject to consultation and any necessary agreements being reached with appropriate employee representative bodies, trade unions and works councils as required by law.

Heinz Launching More Compelling Price Point Products in the U.S. and Europe

Mr. Johnson said: “Developed Markets are experiencing low consumer confidence, high unemployment and economic uncertainty. As a result, Heinz is launching a number of innovative new products in the third quarter that have been tailored specifically to meet the needs of U.S. consumers with tight grocery budgets.”

In the U.S., the new products will feature compelling price points ranging from $0.99 to $1.99, including:

  A 10-ounce variety of Heinz® Ketchup in innovative stand-up pouch packaging with a spout at a suggested retail price of $0.99;
  A 9-ounce retail version of the Heinz® Yellow Mustard found in restaurants, at a suggested retail price of $0.99;
  New sizes of Heinz® Worcestershire sauce and Heinz® 57 sauce priced around $1;
  The U.S. debut of Heinz® Home Style Beans in varieties priced slightly higher than $1 and
  A new 1-pound version of Ore-Ida® French fries, ideal for a family of four, at a suggested price of $1.99.

In Europe, Heinz will launch a number of products priced around 1 Euro, including entry-priced varieties of Plasmon® baby food, the leading baby food brand in Italy. Heinz is also responding to consumers’ desire to economize on a price-per-ounce basis by introducing Extra Free packs of Heinz® beans and soup in the U.K. as a way to reward loyal consumers and compete on value, and a 1 ½-liter version of Heinz® Ketchup across Continental Europe.

Fiscal 2012 Outlook

Heinz is on track for its previously announced constant currency EPS outlook of $3.24 to $3.32, excluding special charges for productivity initiatives. Heinz continues to expect constant currency sales growth of 7 to 8% and EPS growth of 6 to 8% for Fiscal Year 2012, excluding special charges, but including the incremental investment in Keystone.

Heinz also expects strong operating free cash flow of approximately $1.15 billion for Fiscal 2012, before special charges. On a reported basis, operating free cash flow is expected to be around $1 billion.

For the full fiscal year, Heinz expects a global effective tax rate in the mid 20’s.

“Given our growing strength in Emerging Markets and our continuing focus on productivity, we believe Heinz is well positioned to continue driving solid organic growth in this challenging economic environment,” Mr. Johnson concluded.

OPERATING RESULTS BY BUSINESS SEGMENT

North American Consumer Products

Organic sales of the North American Consumer Products segment were up slightly (0.3%) for the quarter. Net pricing increased 2.7%. New products such as T.G.I. Friday's® single serve meals and Smart Ones® bagged dinners and breakfast items added volume. However, volume declined 2.4% due primarily to softness in Ore-Ida® frozen potatoes and Classico® pasta sauce. Sales were also unfavorably impacted by 2.0% from the Company's strategic decision to exit the Boston Market® license, which has been classified as a divestiture. Favorable Canadian exchange translation rates increased sales 0.6%. Total reported sales decreased 1.1% to $794 million. Operating income decreased 1.0% to $202 million largely reflecting higher commodity costs.

Europe

Sales of the Europe segment grew 5.8% to $844 million. Net pricing increased 5.0%. Heinz reported higher volume in ketchup across Europe, soup in Germany and Heinz® branded sauces in Russia. However, total volume decreased 2.1%, reflecting declines in Heinz® soup and beans in the U.K. resulting from promotional timing, as well as lower volume in frozen products in the U.K. and Italian infant nutrition. Favorable foreign exchange translation rates increased sales 2.9%. Operating income increased 6.4% to $144 million, led primarily by higher profit in the U.K.

Asia/Pacific

Sales of the Asia/Pacific segment grew 11.6% to $593 million. Constant currency sales in Emerging Markets increased by 30.5%, while Developed Market constant currency sales decreased by 7.3%, reflecting lower sales in Australia. Foodstar, with its Master® brand soy sauces in China, increased total segment sales by 7.2% and is off to an excellent start following its acquisition in Fiscal 2011. Favorable exchange translation rates increased sales by 6.9%. Pricing increased sales 2.3%. Complan® nutritional beverages in India, ABC® sauces in Indonesia, sauces in China and frozen potatoes and sauces in Japan all delivered volume growth but total volume decreased 4.9% due mainly to a significant decline in Australia. Operating income decreased 31.3% to $40 million, due to underperformance in Australia.

U.S. Foodservice

Sales of the U.S. Foodservice segment decreased 2.8% to $352 million. Pricing increased sales by 2.5% but volume declined by 5.3% as the ongoing trend of weak restaurant traffic continued to affect the business, coupled with the impact of promotional timing. Operating income decreased 32.6% to $34 million, reflecting lower sales and significantly higher commodity costs.

Rest of World

Sales for Rest of World segment more than doubled (107.2%) to $248 million. The Quero® acquisition in Brazil, which was completed at the end of Fiscal 2011, increased segment sales by 76.6%. Higher pricing increased sales by 26.1%, largely due to pricing in Latin America to offset inflation. Volume increased 5.6%, reflecting gains in Heinz® ketchup and baby food in Latin America, and ketchup and sauces in South Africa. Foreign exchange translation rates decreased sales by 1.1%. Operating income increased 152.0% to $32 million, resulting from higher sales and the Quero® acquisition.

Year-To-Date

For the six months ended October 26, 2011, sales increased 11.5% to $5.68 billion. Excluding charges for productivity initiatives, net income attributable to H.J. Heinz Company was $517 million compared to $492 million in the prior year, an increase of 5.1%. This increase was due to higher sales and a lower effective tax rate, partially offset by higher commodity costs and increased investments in the business. Reported net income attributable to H.J. Heinz Company was $463 million, a decrease of 5.8%.

Excluding charges for productivity initiatives, diluted earnings per share were $1.59 in the current year compared to $1.53 in the prior year, up 3.9%. EPS was reduced by higher commodity costs and investments in the business, offset by a lower tax rate, a strong performance by the U.K. and Emerging Markets, and favorable currency translation. Reported diluted earnings per share were $1.43 in the current year, down 6.5%.

Excluding special items, on a constant currency basis, sales rose 6.8% and EPS decreased 1.3%.

MEETING WITH SECURITIES ANALYSTS – INTERNET BROADCASTS

Heinz will host an investor and analyst call today at 8:30 a.m. (Eastern Time). The call will be Webcast live on www.heinz.com and will be archived for playback. Participants (institutional investors and analysts) can call 1-866-515-2909 in the U.S. and Canada and 1-617-399-5123 internationally. A listen-only broadcast for media is available on 1-866-953-6857 in the U.S. and Canada and 1-617-399-3481 for international attendees. Corresponding slides will be available for this call on www.heinz.com. The conference call will be hosted by:

  William R. Johnson, Chairman, President and Chief Executive Officer
  Art Winkleblack, Executive Vice President and Chief Financial Officer
  Margaret Nollen, Senior Vice President, Investor Relations & Global Program Management Officer

SAFE HARBOR PROVISIONS FOR FORWARD-LOOKING STATEMENTS:

This press release and our other public pronouncements contain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally identified by the words “will,” “expects,” “anticipates,” “believes,” “estimates” or similar expressions and include our expectations as to future revenue growth, earnings, capital expenditures and other spending, dividend policy, and planned credit rating, as well as anticipated reductions in spending. These forward-looking statements reflect management’s view of future events and financial performance. These statements are subject to risks, uncertainties, assumptions and other important factors, many of which may be beyond Heinz’s control, and could cause actual results to differ materially from those expressed or implied in these forward-looking statements. Factors that could cause actual results to differ from such statements include, but are not limited to:

  sales, volume, earnings, or cash flow growth,
  general economic, political, and industry conditions, including those that could impact consumer spending, competitive conditions, which affect, among other things, customer preferences and the pricing of products, production, and energy costs, competition from lower-priced private label brands,
  increases in the cost and restrictions on the availability of raw materials, including agricultural commodities and packaging materials, the ability to increase product prices in response, and the impact on profitability, the ability to identify and anticipate and respond through innovation to consumer trends, the need for product recalls,
  the ability to maintain favorable supplier and customer relationships, and the financial viability of those suppliers and customers, currency valuations and devaluations and interest rate fluctuations, changes in credit ratings, leverage, and economic conditions and the impact of these factors on our cost of borrowing and access to capital markets, our ability to effectuate our strategy, including our continued evaluation of potential opportunities, such as strategic acquisitions, joint ventures, divestitures, and other initiatives, our ability to identify, finance, and complete these transactions and other initiatives, and our ability to realize anticipated benefits from them, the ability to successfully complete cost reduction programs and increase productivity, the ability to effectively integrate acquired businesses,
  new products, packaging innovations, and product mix,
  the effectiveness of advertising, marketing, and promotional programs, supply chain efficiency,
  cash flow initiatives,
  risks inherent in litigation, including tax litigation,
  the ability to further penetrate and grow and the risk of doing business in international markets, particularly our emerging markets; economic or political instability in those markets, strikes, nationalization, and the performance of business in hyperinflationary environments, in each case such as Venezuela; and the uncertain global macroeconomic environment and sovereign debt issues, particularly in Europe, changes in estimates in critical accounting judgments and changes in laws and regulations, including tax laws, the success of tax planning strategies,
  the possibility of increased pension expense and contributions and other people-related costs, the potential adverse impact of natural disasters, such as flooding and crop failures, and the potential impact of climate change, the ability to implement new information systems and potential disruptions due to failures in information technology systems, and risks associated with social media, with regard to dividends, dividends must be declared by the Board of Directors and will be subject to certain legal requirements being met at the time of declaration, as well as our Board’s view of our anticipated cash needs, and other factors described in “Risk Factors” and “Cautionary Statement Relevant to Forward-Looking Information” in the Company’s Annual Report on Form 10-K for the fiscal year ended April 27, 2011 and reports on Forms 10-Q thereafter.

The forward-looking statements are and will be based on management’s then current views and assumptions regarding future events and speak only as of their dates. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by the securities laws.

ABOUT HEINZ: H.J. Heinz Company, offering “Good Food Every Day”™ is one of the world’s leading marketers and producers of healthy, convenient and affordable foods specializing in ketchup, sauces, meals, soups, snacks and infant nutrition. Heinz provides superior quality, taste and nutrition for all eating occasions whether in the home, restaurants, the office or “on-the-go.” Heinz is a global family of leading branded products, including Heinz® Ketchup, sauces, soups, beans, pasta and infant foods (representing over one third of Heinz’s total sales), Ore-Ida® potato products, Weight Watchers® Smart Ones® entrees, T.G.I. Friday’s® meals & snacks, and Plasmon infant nutrition. Heinz is famous for its iconic brands on six continents, showcased by Heinz® Ketchup, The World’s Favorite Ketchup®.

H.J. Heinz Company and Subsidiaries
Consolidated Statements of Income
(In Thousands, Except per Share Amounts)

	Second Quarter Ended		Six Months Ended
	October 26, 2011	October 27, 2010	October 26, 2011	October 27, 2010
	FY2012	FY2011	FY2012	FY2011

Sales	$2,831,832	$2,614,623	$5,681,413	$5,095,448
Cost of products sold	1,861,794	1,647,996	3,725,882	3,220,844

Gross profit	970,038	966,627	1,955,531	1,874,604

Selling, general and administrative expenses	612,303	549,828	1,228,233	1,052,090

Operating income	357,735	416,799	727,298	822,514

Interest income	9,191	4,578	18,968	8,695
Interest expense	75,177	67,328	146,132	134,080
Other income/(expense), net	1,244	(7,519)	(1,036)	(17,808)

Income before income taxes	292,993	346,530	599,098	679,321

Provision for income taxes	52,857	92,588	124,003	176,784
Net income	240,136	253,942	475,095	502,537

Less: Net income attributable to the noncontrolling interest	3,127	2,507	11,972	10,675
Net income attributable to H.J. Heinz Company	$237,009	$251,435	$463,123	$491,862

Net income per share attributable to H.J. Heinz Company common shareholders - diluted	$0.73	$0.78	$1.43	$1.53

Average common shares outstanding - diluted	323,561	322,465	323,910	321,788

Net income per share attributable to H.J. Heinz Company common shareholders - basic	$0.74	$0.78	$1.44	$1.54

Average common shares outstanding - basic	320,876	319,467	321,158	318,825

Cash dividends per share	$0.48	$0.45	$0.96	$0.90

H.J. Heinz Company and Subsidiaries
Segment Data

(Amounts in thousands)	Second Quarter Ended		Six Months Ended
	October 26, 2011	October 27, 2010	October 26, 2011	October 27, 2010
	FY2012	FY2011	FY2012	FY2011
Net external sales:
North American Consumer Products	$794,271	$802,925	$1,568,892	$1,564,737
Europe	844,187	798,119	1,682,019	1,511,442
Asia/Pacific	592,825	531,365	1,263,591	1,089,545
U.S. Foodservice	352,304	362,418	677,254	690,952
Rest of World	248,245	119,796	489,657	238,772
Consolidated Totals	$2,831,832	$2,614,623	$5,681,413	$5,095,448

Operating income (loss):
North American Consumer Products	$201,927	$203,964	$392,705	$395,044
Europe	144,470	135,756	281,909	250,792
Asia/Pacific	39,989	58,174	101,234	129,876
U.S. Foodservice	34,476	51,126	66,032	90,615
Rest of World	32,119	12,748	64,415	28,668
Other:
Non-Operating	(57,929)	(44,969)	(101,169)	(72,481)
Productivity initiatives (a)	(37,317)	-	(77,828)	-
Consolidated Totals	$357,735	$416,799	$727,298	$822,514

The company's revenues are generated via the sale of products in the following categories:

Ketchup and Sauces	$1,268,332	$1,113,728	$2,578,812	$2,205,924
Meals and Snacks	1,108,295	1,078,527	2,116,691	1,996,351
Infant/Nutrition	301,508	281,274	623,622	562,049
Other	153,697	141,094	362,288	331,124
Total	$2,831,832	$2,614,623	$5,681,413	$5,095,448

(a) Includes costs associated with targeted workforce reductions, asset write-offs associated with factory closures and other implementation costs in order to increase manufacturing effectiveness and accelerate productivity on a global scale. Other implementation costs primarily include professional fees and relocation costs for the establishment of a European supply chain hub in the Netherlands.

H.J. Heinz Company and Subsidiaries
Non-GAAP Performance Ratios

The Company reports its financial results in accordance with accounting principles generally accepted in the United States of America ("GAAP"). However, management believes that certain non-GAAP performance measures and ratios, used in managing the business, may provide users of this financial information with additional meaningful comparisons between current results and results in prior periods. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company's reported results prepared in accordance with GAAP. The following table provides the calculation of the non-GAAP performance ratios discussed in the Company's press release dated November 18, 2011:

Operating Free Cash Flow Calculation	Second Quarter Ended
(amounts in thousands)	October 26,2011	October 27,2010
	FY 2012	FY 2011
Cash provided by operating activities	$232,724	$359,681
Capital expenditures	(101,381)	(66,477)
Proceeds from disposals of property, plant and equipment	-	3,545

Operating Free Cash Flow	$131,343	$296,749

Sales Variances

The following table illustrates the components of the change in net sales versus the prior year for each of the five reported business segments.

	Second Quarter Ended October 26, 2011
											Total Net
					Organic		Acquisitions/		Foreign		Sales
	Volume	+	Price	=	Sales Growth (a)	+	Divestitures	+	Exchange	=	Change
Segment:
North American Consumer Products	(2.4%)		2.7%		0.3%		(2.0%)		0.6%		(1.1%)
Europe	(2.1%)		5.0%		2.9%		0.0%		2.9%		5.8%
Asia/Pacific	(4.9%)		2.3%		(2.6%)		7.2%		6.9%		11.6%
U.S. Foodservice	(5.3%)		2.5%		(2.8%)		0.0%		0.0%		(2.8%)
Rest of World	5.6%		26.1%		31.7%		76.6%		(1.1%)		107.2%
Consolidated Totals	(2.9%)		4.4%		1.5%		4.4%		2.4%		8.3%

Results Excluding Charges for Productivity Initiatives

The following table reconciles the Company's reported results to results excluding charges for productivity initiatives.

(amounts in thousands)	Second Quarter Ended October 26, 2011
	Reported Results	-	Charges for productivity initiatives	=	Results excluding charges for productivity initiatives (b)
Sales	$2,831,832		$-		$2,831,832
Gross Profit	$970,038		$(27,451)		$997,489
Gross Profit Margin	34.3%		(0.9)%		35.2%
SG&A	$612,303		$9,866		$602,437
SG&A as a percentage of sales	21.6%		0.3%		21.3%
Operating Income	$357,735		$(37,317)		$395,052
Effective tax rate	18.0%		(1.6)%		19.6%
Net income attributable to H.J. Heinz Company	$237,009		$(25,534)		$262,543
Earnings per share - Diluted	$0.73		$(0.08)		$0.81

	Six Months Ended October 26, 2011
	Reported Results	-	Charges for productivity initiatives	=	Results excluding charges for productivity initiatives (b)
Net income attributable to H.J. Heinz Company	463,123		(53,982)		517,105
Earnings per share - Diluted	$1.43		$(0.17)		$1.59

Constant Currency

The following table reconciles the Company's results excluding charges for productivity initiatives to constant currency results for the current period.

(amounts in thousands)	Results excluding charges for productivity initiatives	-	Currency Translation	-	Currency Translation Hedges	=	Constant Currency Results excluding charges for productivity initiatives

Sales
Six Months Ended October 26, 2011	$5,681,413		241,526		-		$5,439,887	(c)
Six Months Ended October 27, 2010	$5,095,448		-		-		$5,095,448
Change	$585,965						$344,439
% Change	11.5%						6.8%

Earnings per share- Diluted
Six Months Ended October 26, 2011	$1.59		$0.07		$0.01		$1.51	(c)
Six Months Ended October 27, 2010	$1.53		$-		$-		$1.53
Change	$0.06						$(0.02)
% Change	3.9%						(1.3)%

Organic Sales	Organic Sales Growth (a)	+	Foreign Exchange	+	Acquisitions/ Divestitures	=	Total Net Sales Change

Q2 FY12 Emerging Markets	15.8%		0.5%		34.0%		50.3%
Q2 FY12 global ketchup	6.5%		1.1%		1.3%		8.9%
Q2 FY12 Top 15 brands	3.0%		2.4%		6.9%		12.3%

Constant Currency Sales	Constant Currency Growth (c)	+	Foreign Exchange	=	Total Net Sales Change
Q2 FY12 Asia Pacific Emerging Markets	30.5%		2.1%		32.6%
Q2 FY12 Asia Pacific Developed Markets	(7.3%)		9.1%		1.8%

(a) Organic sales growth is a non-GAAP measure that excludes the impact of foreign currency translation rates and acquisitions/divestitures.

(b) Excludes costs associated with targeted workforce reductions, asset write-offs associated with factory closures and other implementation costs in order to increase manufacturing effectiveness and accelerate productivity on a global scale. Other implementation costs primarily include professional fees and relocation costs for the establishment of a European supply chain hub in the Netherlands.

(c) Excludes currency translation versus FY11 average rates as well as current year translation hedge.

(Totals may not add due to rounding)

H.J. Heinz Company
Non-GAAP Performance Ratios

Sales Variances
The following table illustrates the components of the change in net sales versus the prior year.

	2006**	2007**	2008	Q109	Q209	Q309	Q409	2009	Q110	Q210	Q310	Q410	2010

Total Heinz (Continuing Operations):
Volume	3.9%	0.8%	3.9%	5.4%	(0.9%)	(6.2%)	(1.9%)	(1.1%)	(3.9%)	(3.8%)	1.2%	1.6%	(1.3%)
Price	(0.1%)	2.2%	3.5%	5.3%	7.2%	8.1%	7.6%	7.1%	6.0%	4.6%	1.8%	1.0%	3.4%
Acquisition	5.0%	1.3%	0.7%	0.7%	1.2%	2.5%	3.4%	2.0%	3.1%	3.1%	2.9%	0.3%	2.3%
Divestiture	(1.2%)	(3.1%)	(0.8%)	0.0%	(0.2%)	(0.1%)	(0.2%)	(0.1%)	(0.2%)	0.0%	0.0%	0.0%	(0.1%)
Exchange	(1.4%)	2.8%	5.2%	4.1%	(3.2%)	(11.3%)	(13.9%)	(6.6%)	(9.0%)	(1.0%)	6.9%	5.5%	0.5%
Total Change in Net Sales	6.1%	3.9%	12.3%	15.5%	4.0%	(7.1%)	(5.0%)	1.3%	(4.0%)	2.9%	12.7%	8.3%	4.8%
Total Organic Growth (a)	3.8%	3.0%	7.4%	10.7%	6.3%	1.9%	5.7%	6.0%	2.1%	0.8%	3.0%	2.6%	2.1%

				Q111	Q211	Q311	Q411	2011	Q112	Q212

Total Heinz (Continuing Operations):
Volume				2.5%	0.3%	0.5%	(0.3%)	0.7%	(0.7%)	(2.9%)
Price				1.1%	0.6%	1.2%	1.9%	1.2%	3.8%	4.4%
Acquisition				0.1%	0.1%	1.2%	1.1%	0.6%	4.6%	5.0%
Divestiture				0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	(0.6%)
Exchange				(2.1%)	(2.3%)	(1.4%)	3.3%	(0.5%)	7.2%	2.4%
Total Change in Net Sales				1.6%	(1.2%)	1.5%	6.0%	2.0%	14.9%	8.3%
Total Organic Growth (a)				3.6%	0.9%	1.7%	1.6%	1.9%	3.1%	1.5%

(a) Organic sales growth is a non-GAAP measure that excludes the impact of foreign currency exchange rates and acquisitions/divestitures.

** Fiscal 2007 had one less week than Fiscal 2006

(Totals may not add due to rounding)

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CONTACT:
H.J. Heinz Company
Media:
Michael Mullen, 412-456-5751
Michael.mullen@us.hjheinz.com
or
Investors:
Margaret Nollen, 412-456-1048
Mary Ann Bell, 412-237-9760